Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114004

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED AUGUST 26, 2004)

$150,000,000

PSS World Medical, Inc.

2.25% Convertible Senior Notes
due March 15, 2024
and
8,774,235 Shares of Common Stock Issuable
Upon Conversion of the Notes

        This prospectus supplement relates to the resale by the selling Securityholder of its notes and the common stock issuable upon conversion of its notes.

        This prospectus supplement updates the prospectus dated August 26, 2004, which prospectus is included in our registration statement on Form S-3 filed with the Securities and Exchange Commission on August 23, 2004. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

        The following represents updated information regarding the selling securityholders listed in the selling securityholder table in the prospectus:

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned that may be Sold	Number of Shares of Common Stock Owned Prior to this Offering (1)	Conversion Shares of Common Stock that may be Sold (2)	Notes Owned After Completion of this Offering (3)	Shares of Common Stock Owned After Completion of this Offering(3)

Chrysler Corporation Master Retirement
Trust(1)	$11,450,000	669,767	669,767	0	0
Delta Pilots Disability & Survivorship
Trust - CV(1)	$1,165,000	68,147	68,147	0	0
F.M. Kirby Foundation, Inc.(1)	$1,670,000	97,686	97,686	0	0
International Truck & Engine
Corporation Non-Contributory
Retirement Plan Trust(1)	$1,295,000	75,751	75,751	0	0
International Truck & Engine
Corporation Retiree Health Benefit
Trust(1)	$510,000	29,832	29,832	0	0
International Truck & Engine
Corporation Retirement Plan for
Salaried Employees Trust(1)	$1,250,000	73,119	73,119	0	0
JP Morgan Securities Inc.(2)	$26,500,000	1,550,115	1,550,115	0	0
MacKay Shields LLC, Investment
Advisor to Aftra Health Fund	$145,000	8,482	8,482	0	0
MacKay Shields LLC, Investment
Advisor to New York Life
Insurance Co. Post 82(3)	$2,415,000	141,265	141,265	0	0
MacKay Shields LLC, Investment
Advisor to New York Life
Insurance Co. Pre 82(3)	$1,135,000	66,392	66,392	0	0
MacKay Shields LLC, Investment
Advisor to New York Life
Separate A/C 7(3)	$50,000	2,925	2,925	0	0
MacKay Shields LLC, Investment
Advisor to Main Stay
Convertible Fund(3)	$2,840,000	166,126	166,126	0	0
MacKay Shields LLC, Investment
Advisor to Main Stay VP
Convertible Fund(3)	$1,740,000	101,781	101,781	0	0
MacKay Shields LLC, Investment
Advisor to United Overseas
Bank (USD)	$35,000	2,047	2,047	0	0
MacKay Shields LLC, Investment
Advisor to United Overseas
Bank (SGD)	$75,000	4,387	4,387	0	0
Microsoft Corporation(1)	$2,340,000	136,878	36,878	0	0
Motion Picture Industry Health
Plan - Active(1)	$215,000	12,576	12,576	0	0
OCM Global Convertible
Securities Fund(1)	$350,000	20,473	20,473	0	0
Partner Reinsurance Company
Ltd(1)	$2,035,000	119,037	119,037	0	0
Qwest Occupational Health
Trust(1)	$390,000	22,813	22,813	0	0
State Employees' Retirement Fund
of the State of Delaware(1)	$2,770,000	162,031	162,031	0	0

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned that may be Sold	Number of Shares of Common Stock Owned Prior to this Offering (1)	Conversion Shares of Common Stock that may be Sold (2)	Notes Owned After Completion of this Offering (3)	Shares of Common Stock Owned After Completion of this Offering(3)

The St. Paul Travelers Companies,
Inc. - Commercial Lines(1)	$1,500,000	87,742	87,742	0	0
The St. Paul Travelers Companies,
Inc. - Personal Lines(1)	$1,000,000	58,495	58,495	0	0
Unum Provident Corporation(1)	$885,000	51,768	51,768	0	0

    (1)        Oaktree Capital Management, LLC acts as investment manager for the selling securityholder. Lawrence Keele exercises voting and investment control over these securities on its behalf.

    (2)        The selling securityholder has informed us that it is a registered broker-dealer. As such, it will be deemed an underwriter in connection with the sale of the notes and the common stock into which the notes are convertible. Charlotte Chui exercises voting and investment control over these securities on its behalf.

    (3)        The selling securityholder has advised us that (i) it is an affiliate of a registered broker-dealer, (ii) it purchased the securities in the ordinary course of business, and (iii) at the time of the purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

        Investing in our notes or our common stock involves risks. Please review the “Risk Factors” beginning on page 8 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes and common stock issuable upon conversion of the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

        The date of this prospectus supplement is December 1, 2004.